EXHIBIT 99.1

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE: Tuesday, Dec. 2, 2003

AMERICA WEST REPORTS RECORD NOVEMBER TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported record traffic statistics for the month of November and year-to-date 2003. Revenue passenger miles (RPMs) for November 2003 were a record 1.7 billion, an increase of 5 percent from November 2002. Capacity for November 2003 was 2.3 billion available seat miles (ASMs), up 1.2 percent from November 2002. The passenger load factor for the month of November was a record 74.0 percent versus 71.3 in November 2002.

     Year-to-date load factor was a record 76.5 percent, up three points from 2002. Year-to-date RPMs were a record 19.5 billion, a 7.3 percent increase from 2002. Available seat miles increased 3.1 percent for the current year to 25.5 billion.

     “We are quite pleased with our Thanksgiving holiday passenger loads. In addition, we generated a new daily unit revenue record for America West this past Sunday, November 30,” said Scott Kirby, executive vice president, marketing and sales. “In December, we’ll offer customers additional opportunities to take advantage of our low fares and outstanding operational performance with the start of our nonstop transcontinental flights between San Francisco and New York/JFK, as well as our first flights to Costa Rica in Central America, which began Monday, December 1.”

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America West Airlines
Reports November Traffic / 2

     The following summarizes America West’s November and year-to-date traffic results for 2003 and 2002:

	Nov. 2003	Nov. 2002	% Change

Revenue Passenger Miles (000)	1,675,418	1,595,770	5.0
Available Seat Miles (000)	2,264,516	2,237,634	1.2
Load Factor (percent)	74.0	71.3	2.7	pts.

	YTD 2003	YTD 2002	% Change
Revenue Passenger Miles (000)	19,497,205	18,172,111	7.3
Available Seat Miles (000)	25,479,412	24,709,392	3.1
Load Factor (percent)	76.5	73.5	3.0	pts.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

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